Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Jupiter Neurosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(a)	10,000,000	$1.18	$11,800,000	$0.00013810	$1,629.58

	Total Offering Amounts				$11,800,000		$1,629.58
	Total Fee Offsets						—
	Net Fee Due						$1,629.58

(1)	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on the Nasdaq on November 25, 2025.